EXHIBIT 23.1

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Amended and Restated Prudential Steel, Ltd. Stock Option Plan of Maverick Tube Corporation of our reports dated October 29, 1999, with respect to the consolidated financial statements of Maverick Tube
Corporation, included and incorporated by reference in its Proxy Statement (Schedule 14A) filed August 11, 2000, which such Proxy Statement is an exhibit to its Form 8-K dated August 30, 2000, and incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                            /s/   Ernst & Young LLP


St. Louis, Missouri
September 26, 2000